EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation
Moves Listing to the Nasdaq Global Select Market
New Ticker Symbol NASDAQ: SWHC
SPRINGFIELD, Mass., July 10, 2006 — Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 154-year old company in the global business of safety, security, protection and sport, today announced that its common stock has been approved for listing on the Nasdaq Global Select Market. Following the decision of its board of directors, the Company’s common stock will commence trading on the Nasdaq Global Select Market on Thursday, July 20, 2006 under the ticker symbol SWHC. Until that date, the stock will continue to trade on the American Stock Exchange under the ticker symbol SWB.
Michael F. Golden, President and Chief Executive Officer of Smith & Wesson Holding Corporation, said, “I am extremely pleased to announce our move to the NASDAQ, and specifically to the newly established Nasdaq Global Select Market with its higher listing standards. We believe that this trading environment will provide greater recognition for Smith & Wesson, as well as increased liquidity and value for our stockholders.”
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.

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